Exhibit 10.1

***Denotes certain parts that have not been disclosed and have been filed separately with the Secretary, Securities and Exchange Commission, and is subject to a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

JOINT PARTICIPATION AGREEMENT

FOR

***

***, NEVADA

This Joint Participation Agreement for the *** Play, ***, Nevada is entered into and made effective this 24th day of January 2006, by and between CHAMBERLAIN EXPLORATION DEVELOPMENT AND RESEARCH STRATIGRAPHIC CORPORATION, dba Cedar Strat Corporation, a Nevada corporation (hereinafter “Cedar Strat”), and EDEN ENERGY CORP. a Nevada corporation (hereinafter “Eden”). Cedar Strat and Eden may be referred to herein individually as a “Party” or collectively as the “Parties”.

R E C I T AL S

The parties recite and declare as follows:

A.         WHEREAS, in conjunction with this Agreement, the parties have entered into an Agreement of Nondisclosure and Non Competition, which is incorporated herein by reference.

B.          WHEREAS, Cedar Strat has developed at great time and expense certain geological, geophysical, technical, contractual and other data and information, including well logs, interpretative maps, land maps, license from third parties and other information related to the area included within the geographical boundaries of the Confidential area, as set forth in Exhibit “A” and described here as ***. This area includes the original Non-Compete area outlined in a previous Non-Compete and Non-Disclosure Agreement.

C.          WHEREAS, Cedar Strat has offered Eden the opportunity to participate in its *** (hereinafter “Play”), which lies within the boundaries of the non-competition area that is set forth in Exhibit “A”.

D.         WHEREAS, Eden has agreed to participate in the Play in accordance with the terms set forth in this Agreement.

E.          WHEREAS, Eden acknowledges that in agreeing to participate in the Play, it is not acting as an employee or agent of Cedar Strat, but as a separate entity which desires to participate with Cedar Strat in development of the Play.

NOW, THEREFORE, in consideration of the mutual covenants, conditions and promises contained herein, and other good and valuable consideration the receipt and sufficiency which are hereby acknowledged, the parties agree as follows:

Section 1. Establishing an Area of Mutual Interest (AMI):

Cedar Strat and Eden agree to establish an Area of Mutual Interest (AMI) surrounding the *** Play, as detailed in Exhibit “A” hereof. The area within the “Black” boundary with background “Green” color constitutes the AMI. The area of Non-Disclosure and Non-Compete is the area which surrounds the AMI and lies within the “Red” boundaries.

Section 2. Prospect Fee and Acquisition of Land/Leases:

***

Eden has agreed to pay to Cedar Strat $750,000 US as a prospect fee. The prospect fee will be funded by means of the Letter Agreement ***. A copy of this agreement is attached as Exhibit “B”. The Parties agree that the deadline for Eden *** and pay the balance of the prospect fee shall be March 31, 2008. Should this deadline not be met, Cedar Strat shall have the option to require Eden to assign or reassign to Cedar Strat all lands or leases within the Prospect, without liens, claims, royalties, back-in interests or any other encumbrance. Cedar Strat shall receive the assignment or reassignment without liability, other than paying for future rentals, and Cedar Strat shall be free to seek other interested parties to develop said prospect.

Eden has also agreed to accept responsibility for acquiring and funding BLM leases and private fee leases, if applicable, in order to facilitate the exploration efforts. Eden will assume the obligation to pay the annual rental on such leases. Eden will either represent itself for acreage leasing or advance such monies as may be required to fund the purchase of such leases by Cedar Strat. Should Cedar Strat be representing Eden at a BLM auction, the level of potential bid will be established at least one week prior to the date of such auction. Should Eden represent itself, Eden will bid as aggressively as they feel necessary, taking into consideration Cedar Strat recommendations

It is recognized that certain acreage may have been previously leased or owned by outside third party entities, for which negotiations to control under this agreement will be embarked upon by Eden. All acreage acquired within the AMI will be entered into under the same terms of this Agreement. If acreage under third party control must be acquired through terms that infringe upon this Agreement, both parties will work in good faith to ensure that remaining proceeds and benefits are proportionately divided in a manner similar to that which is contemplated and outlined by this Agreement.

Section 3.	Ownership of data and use of data in Play:

Cedar Strat will retain ownership of all data whether currently owned, purchased, licensed or generated by Cedar Strat, and as may be hereafter generated, or acquired as part of the exploration programs set out in Section 4 hereof. Cedar Strat will, at no additional cost to Eden, license its proprietary and other relevant data to Eden, and any other Participant owning 25% or more working interest, for the duration of the Play. Certain data that Cedar Strat licenses from third parties will remain in the name of Cedar Strat but utilized for the efficient development of the Play and used within the parameters of said license. All data in the possession or control of Cedar Strat relevant to the Play will be made available to Eden for study and analysis on a time is of the essence basis. All maps, data and graphs generated or purchased will be used for the efficient development of drill sites, the marketing of the Play when appropriate, or drilling as mutually agreed upon.

Cedar Strat will keep newly developed data within the *** AMI confidential, on a case by case basis, for each lease involved, for a period of a) five years from the effective date of this Agreement on acreage Eden uses for test wells and development drilling, or b) until such time as Eden elects to relinquish a specific lease. Data over leases relinquished from Eden to Cedar Strat will be free of liens, claims, overrides and back-in interests and may be available for marketing to additional third party industry participants. Well study data and data outside of the AMI which is used to develop the AMI will not be held as an exclusive confidential license.

Eden has anticipated the shooting or acquisition of additional seismic data (other than the Exxon Seismic data which is being sought by Cedar Strat) as part of the exploration and development of this Play. Eden shall retain ownership of that data. Eden will, at no additional cost to Cedar Strat et al., license its proprietary seismic data to Cedar Strat for the duration of the Play.

The ownership of data is more fully detailed as a part of Exhibit “C”.

Section 4.	Exploration of the *** Play:

The relevant geologic data which will be developed, analyzed and used for this exploration effort and licensed to Eden by Cedar Strat will include but is not limited to:

•	Geologic mapping of select outcrops in and bordering the AMI,
•	Biostratigraphic sample collection,
•	Paleontologist analysis,
•	Well Studies ***,
•	Aeromagnetic and Gravity Surveys,
•	Management of Prospect Development,
•	Development of cross section,
•	Map production,

•	Geologic mapping on agreed transect, as added December 2005 (helicopter support provided by Eden), and
•	Attempts to acquire and process Exxon Mobil Seismic Data

(Additional funding will be required for the acquisition of such data.)

The cost of these exploration activities is covered by the prospect fee, unless otherwise indicated.

In the event of additional expenses not reasonably contemplated in this Agreement, Eden will use its best efforts to fund the purchase, license or expense. Such items of additional expense may include, but are not limited to, the acquisition of additional seismic data, status report trips, and licenses from third parties for data to be held by Eden along with that held by Cedar Strat for exploration activities. All such additional expenses shall be subject to the prior written approval of Eden.

Section 5.	Relinquishment of land/leases by Eden in the *** Play:

Leases or land will not be relinquished without the mutual consent of Cedar Strat and Eden. In the event Eden decides to surrender or abandon the leases, or any portion thereof, Eden shall first give Cedar Strat 180 day’s prior written notice thereof. Cedar Strat shall thereafter have the option to require Eden to reassign that portion thereof which Eden wishes to surrender or abandon to Cedar Strat. This abandonment will be without liens, claims, royalties, back-in interests or any such encumbrances. Cedar Strat will receive the assignment without liability, other than paying the future rentals. Cedar Strat will be allowed to seek other interested parties to develop said area. Eden shall immediately turn over the data and work product created by Cedar Strat or licensed by Cedar Strat in the development of said leases.

Section 6.	Development of the *** Play:

Eden and Cedar Strat will determine the viability of the *** Play for hydrocarbons and the identification of prospective drilling targets. If Eden’s ability to assess the viability of the Play is delayed due to delays outside of its control, the election will be extended for such period of time as the parties may agree, acting reasonably. Eden will develop the play by the following:

a)	Contracting a rig in order to commence drilling within twenty-four (24) months of Cedar Strat completing the following:

1. Outcrop mapping and a structural cross-section generation
2. A map of Gravity Modeling
3. A Proprietary gravity survey over the Prospect
4. Partner copies of the commercial magnetics and gravity (if it exists)
5. Well studies ***

b)          During the first 24 months, one well will be drilled. The next well will be drilled within 36 months of Cedar Strat completing the five requirements set forth in Section 6a, with additional wells drilled in succeeding 12 month periods from completion or abandonment of each previous well. The wells will be drilled to the shallower of the depth ***. Rental payments on the initial acreage and subsequently acquired acreage will be maintained by Eden during this development period. Default of payments or drilling by Eden will also trigger the Relinquishment of Leases according to Section 5.

c)          Eden shall receive 82.5% Net Revenue Interest (NRI) in the identified prospects of the *** Play such that Cedar Strat retains a 5.0% ORRI and a 10% carried back-in working interest.

d)          Eden, for their proportionate interest, will also receive a reimbursement for the prospect fee, exploration funds and the development (drilling to on-site tanks) expense before Cedar Strat’s back-in interest becomes effective.

Section 7. Term.

The term of this Joint Participation Agreement shall be ten (10) years from the date the leases are obtained, or for as long as the two parties agree to hold the leases, whichever period is greater.

Section 8.	Notices.

Notices shall be given a) by personal delivery to the other Party, b) by facsimile, with a copy sent by registered or certified mail, return receipt requested, or c) by registered or certified mail, return receipt requested. All notices shall be effective and deemed delivered a) if by personal delivery, on the date of delivery if during business hours, otherwise the next business day, b) if by facsimile, on the date the facsimile is received if received during business hours, c) if solely by mail, upon receipt by the addressee. Any Party may from time to time change its address hereunder by written notice to the other Party. The Party’s addresses are as follows:

Eden Energy Corp.
200 Burrard Street, Suite 1925
Vancouver, B.C. Canada V6C 3L6
Attn: Donald Sharpe
Phone:	604-693-0179
Fax:	604-357-1062

Cedar Strat Corporation
3668 Redwood St.
Las Vegas, NV 89103
Attn: Harold A. Jacobsen
Phone:	702-459-3703

Fax:	702-253-1174

Section 9.	Governing Law.

This Agreement shall be construed in accordance with, and governed by the substantive and procedural laws of, the State of Nevada, without reference to principals governing choice or conflict of laws. The parties agree that as a material part of the consideration of the rights and obligations of the parties pursuant to this Agreement and because Cedar Strat maintains its business office and records in Clark County, Nevada, that in the event any litigation arises between the parties or becomes necessary for Cedar Strat to commence a lawsuit, the exclusive jurisdiction for all legal proceedings and lawsuits between the parties is the Eighth Judicial District Court of the State of Nevada in and for the County of Clark. The parties hereto further agree to submit to the jurisdiction of said Eighth Judicial District Court and waive any rights they may have to change, transfer, or in any manner remove the venue from said court to any other jurisdiction or venue.

Section 10.	Representations and Warranties.

By execution of the Agreement each signatory represents and warrants that:

(a) The Agreement is executed on behalf of an individual or a valid and existing legal entity;

(b) Such individual or entity has the full right and authority to undertake any action contemplated by the Agreement;

(c) The execution of the Agreement has been duly and properly authorized by the party on whose behalf said Agreement is executed in accordance with all applicable laws, regulations, agreements or procedures governing the authority of such person or entity to execute the Agreement on behalf of such parties;

(d) The consents of all persons or entities whatsoever necessary to the execution of the Agreement have been obtained; and

(e) The parties shall indemnify each other, their successors and assigns against any and all damages, including costs and reasonable attorney fees resulting from any breach of any representation, warranty or agreement set forth herein.

Section 11.	Miscellaneous.

(a) This Agreement supercedes and replaces the Letter Agreement between the Parties, dated October 21st 2005.

(b) In the event of a dispute between the parties arising under this Agreement, or in the even of an action brought to enforce the terms of this Agreement, the prevailing parties shall be entitled to the recovery of reasonable attorney fees and reasonably incurred costs and expenses of litigation.

(c) If a court of competent jurisdiction shall find any provision of this Agreement unenforceable under Nevada law, such provisions shall be stricken and the remainder of the Agreement shall remain in full force and effect.

(d) It is the intent of the parties hereto to use their respective reasonable best efforts to prepare and circulate for signature a definitive form of agreement in respect of the subject matter hereof. If for any reason such an agreement is not circulated or agreed to then it is agreed that this Agreement is intended by the parties to be the final expression of their agreement with respect to the subject matter hereof, and is intended as the complete and exclusive statement of the terms of the agreement between the parties. As such, this Agreement will in such an instance constitutes the entire agreement between the parties, whether oral or written, with respect to the subject matter hereof and may only be modified by subsequent writing duly executed by both parties.

(e) The singular shall be interpreted as the plural and vice versa, if such treatment is necessary to interpret the Agreement in accordance with the manifest intention of the parties hereto. Likewise, if either the feminine, masculine or neutered gender should be one of the other genders, it shall be so treated.

(f) Each party agrees to execute all documents necessary to complete the transactions contemplated herein.

(g) This agreement may be assigned, in whole or in part, by Eden to a corporate or other entity with the approval of Cedar Strat, such approval not to be unreasonably withheld. Any such assignments will be binding at law and at equity upon the parties hereto as if the assigned party was a signatory to this Agreement in the first instance.

IN WITNESS WHEREOF, the parties have executed this Agreement with the effective day and year set forth in the first portion of this Agreement.

DATED this 24th day of January, 2006.

Cedar Strat Corporation	Eden Energy Corporation

By:______________________________	By:______________________________

Name (printed):____________________	Name (printed):____________________

Its:______________________________	Its:______________________________

Witnessed by:_____________________	Witnessed by:_____________________

Name (printed):____________________	Name (printed):____________________

***Denotes certain parts that have not been disclosed and have been filed separately with the Secretary, Securities and Exchange Commission, and is subject to a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

EXHIBIT "A"

Joint Participation Agreement

Between Cedar Strat Corporation and Eden Energy Corporation

*** Play, Nevada,

Area of Non-Disclosure and Non-Competition,

Area of Mutual Interest

***

***: Area of Non-Disclosure and Non-Competition is depicted in the above map, more fully described as ***

***Denotes certain parts that have not been disclosed and have been filed separately with the Secretary, Securities and Exchange Commission, and is subject to a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

EXHIBIT "B"

Joint Participation Agreement

Between Cedar Strat Corporation and Eden Energy Corporation

Letter Agreement – ***

See Attached Letter Agreement dated December 1, 2005

***Denotes certain parts that have not been disclosed and have been filed separately with the Secretary, Securities and Exchange Commission, and is subject to a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

December 1, 2005

Eden Energy Corporation

200 Burrard St., Suite 1925

Vancouver, BC V6C 3L6

RE:	Letter Agreement – ***

Gentlemen:

This letter agreement (“Letter Agreement”) is entered into by and between CHAMBERLAIN EXPLORATION DEVELOPMENT AND RESEARCH STRATIGRAPHIC CORPORATION, dba Cedar Strat Corporation, whose address is 948 Temple View Dr., Las Vegas, NV 89110 (“Cedar Strat”) and EDEN ENERGY CORPORATION, a Nevada corporation located at Suite 1925, 200 Burrard St., Vancouver, BC, CANADA V6C 3L6 (“Eden”). Cedar Strat and Eden may be referred to herein individually as a “Party” or collectively as the “Parties”.

Cedar Strat has identified lands within the an area of Central Eastern Nevada (the “Prospect Area”) in which it has performed geologic studies, surface mapping, measuring stratigraphic sections, and source and reservoir rock studies. Based upon discussions between the Parties, Eden and Cedar Strat desire to jointly identify specific areas to explore for hydrocarbons located within the Prospect Area pursuant to a formal Joint Participation Agreement (JPA) to be entered into between the Parties.

For valuable consideration, the receipt and sufficiency of which is acknowledged by the Parties, Eden and Cedar Strat agree as follows:

A.	Suspension of *** in that:

1.

Deadlines imposed by the *** Participation Agreement will be suspended until and unless the area within the *** Area of Mutual Interest (AMI) is further evaluated for oil and/or gas exploration and activity resumes to that end. The Parties agree that the deadline for Eden to reinstate the *** Prospect and pay the balance of the Prospect Fee shall be March 31, 2008.

2.	Eden will maintain the rental payments on Bureau of Land Management

(BLM) Oil and Gas Leases within the *** AMI until at least June 2008. Any additional leases acquired by Eden within the *** AMI will be under the same terms as the *** Participation Agreement and this Letter Agreement.

3.	The Prospect Fee of $750,000 paid by Eden to Cedar Strat for the *** Prospect shall be applied to the *** Prospect in *** Nevada.

4.

In the event Eden renews efforts to explore or develop the *** Prospect, Eden will pay to Cedar Strat a prospect fee equal to $750,000 less the $216,000 advanced to Cedar Strat for the exploration of the *** Prospect.

5.

Upon reinstatement of the *** Participation Agreement, the terms set forth in that agreement which was effective 14 June 2005 shall become active. Time critical deadlines shall resume as of the date of reinstatement.

6.

Prior to March 31, 2008, if Eden desires to abandon or relinquish any of the *** oil and gas leases, or any other land acquired, Eden shall first give Cedar Strat a 90 day prior written notice thereof. Cedar Strat shall thereafter have the option to require Eden to reassign that portion thereof which Eden wishes to surrender or abandon to Cedar Strat. This abandonment will be without liens, claims, royalties, back-in interests or any other encumbrances. Cedar Strat will receive the assignment without liability, other than paying the future rentals. Should the Parties hereto desire to “sell” the prospect to third party industry participants prior to March 31, 2008, the terms set forth in the *** Participation Agreement will be followed and be in effect.

B.     Miscellaneous. This Letter Agreement shall be construed by and interpreted in accordance with the laws of the State of Nevada without regard to the principles of conflict of laws.

If the terms of this Letter Agreement accurately set forth your understanding of the agreements of the Parties, please confirm by executing below.

Sincerely,

CEDAR STRAT CORPORATION

Harold A. Jacobsen

Chief Financial Officer

Acknowledged and accepted this _______ day of January, 2006.

EDEN ENERGY CORPORATION

Donald A. Sharpe

President

EXHIBIT "C"

Joint Participation Agreement

Between Cedar Strat Corporation and Eden Energy Corporation

Ownership of Data

The ownership of data shall be delineated as follows:

•

Cedar Strat currently has and may generate new geologic mapping within the AMI. This data will be owned by Cedar Strat and licensed to Eden and other Participants with a 25% working interest in the play at no additional charge. The data will be kept confidential as outlined in Section 3.

•

Cedar Strat currently has and will generate new well studies covered by the prospect fee. These may or may not be within the play AMI. To be able to make high quality balanced cross sections for exploration purposes, it is necessary to tie in geology beyond the boundaries of the AMI. Cedar Strat has committed to provide well studies on 3 wells in the area. The data will be owned by Cedar Strat and licensed at no extra cost to Eden and Participants of 25% WI or greater. This license is a non-exclusive license to Eden. Wells studies will be performed in such detail as available data is accessible.

•

Cedar Strat will take samples for biostratigraphic verification and have them analyzed by a Paleontologist. This data will be owned by Cedar Strat and licensed to Eden and other participants of the play (of 25% WI or greater) at no additional charge. Samples in well studies will not be exclusive to Eden.

•

Cedar Strat will and already has licensed all the commercial gravity and aeromagnetic data available relating to the play. The license will be and is in the name of Cedar Strat. This data extends far beyond the boundaries of the AMI to verify the readings within the AMI and make the highest possible knowledgeable judgments for the creation of balanced cross sections. The data will be used for the benefit of the play at no additional charge. Commercial data is not exclusive to Eden. If Eden requests a license to the identical commercial data, Cedar Strat will arrange for that license at a reduced fee to be paid by Eden from the third party licensor.

•

Cedar Strat will and already has contracted an entity to make a proprietary gravity survey to fill in the areas not covered by the commercial gravity data. Cedar Strat will own the data and license it at no charge to Eden et. al. Proprietary Gravity within the AMI will be held confidential under the terms of Section 3. This data will be integrated into the commercial data for a seamless look at the gravity model extending far beyond the AMI.

•

Cedar Strat is in the process of developing a unique opportunity with Exxon Mobil to acquire seismic data. This data will be licensed in the name of Cedar Strat. The cost for this data will be over and above the prospect fee amount.

•

The items discussed will not be sold or licensed by Cedar Strat to outside entities for a period outlined in Section 3. However, some of the information, charts, graphs, etc. will be used in the marketing effort and revealed in such settings as to help market the play or prospects therein.

•

For the purpose of licensing the data, the term Eden and Participants will be an entity that has purchased at least 25% of the working interest of the Play. A lesser percentage working interest partner receives benefits from the data but not a license to or possession of the data. However, Eden and Cedar Strat will be the exception to this in that we are the exploration team developing the data.

•

Eden will, at their discretion, shoot or acquire additional seismic data which is not part of the prospect fee. This will be owned by Eden and licensed to Cedar Strat and the Participants in the play at no additional costs. This will be used for the benefit of the play and the construction of balanced cross sections as it relates in harmony with the other data acquired by Cedar Strat. Cedar Strat will receive a license to this data at no additional cost.

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